EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-134815 on Form S-3 and Registration Statement Nos. 333-39072, 333-54017, 333-33555, 333-29725, 333-90186, 333-116695, 333-14207 and 333-148380 on Form S-8 of our report dated February 28, 2008 (February 20, 2009 as to Note 16), relating to the 2007 and 2006 consolidated financial statements and financial statement schedule of CommScope, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs (1) relating to the effects of the adoption of Statement of Financial Accounting Standards No. 123(R) and FASB Interpretation No. 48 and (2) regarding a change in the composition of the Company’s reportable segments), appearing in this Annual Report on Form 10-K of CommScope, Inc. and subsidiaries for the year ended December 31, 2008.

/S/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
February 26, 2009